Execution Version

Exhibit 4(a)
FIRST AMENDMENT TO CREDIT AGREEMENT

THIS FIRST AMENDMENT TO CREDIT AGREEMENT, dated as of May 31, 2023 (this “Amendment”), is made by and among ENTERGY NEW ORLEANS, LLC, a Texas limited liability company (the “Borrower”), each Lender (as defined in the Credit Agreement referred to below) and BANK OF AMERICA, N.A., as Administrative Agent for the Lenders (in such capacity, the “Administrative Agent”) under the Credit Agreement referred to below.

RECITALS
WHEREAS, the Borrower has entered into that certain Amended and Restated Term Loan Credit Agreement dated as of November 9, 2021 (as in effect immediately prior to the effectiveness of this Amendment, the “Existing Credit Agreement”) among the Borrower, the Lenders and the Administrative Agent, pursuant to which the Lenders extended Term Loans to the Borrower in the full amount of the Commitments (as defined in the Existing Credit Agreement) in the aggregate amount of Seventy Million Dollars ($70,000,000).
WHEREAS, the Borrower has requested that the Lenders agree, on the terms and conditions set forth herein, to amend the Existing Credit Agreement in order to, among other things, extend the Maturity Date for such Term Loans for twelve (12) months and provide for Incremental Commitments (as defined below) in the aggregate amount of Fifteen Million Dollars ($15,000,000).
WHEREAS, the Lenders and the Administrative Agent are willing to make the amendments requested by the Borrower, and the Lenders severally, to the extent of their respective Incremental Commitments, are willing to make the requested Incremental Term Loans (as defined below) to the Borrower, in each case, subject to the terms and conditions of this Amendment and effective as of the Effective Date (as defined below).
NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereto hereby agree and covenant as follows:
1.Interpretation. Except as otherwise defined in this Amendment, terms defined in the Existing Credit Agreement are used herein (including in the recitals hereof) as defined therein.
2.Amendments to the Credit Agreement. Upon the Effective Date determined in accordance with Section 4 below, the provisions of the Existing Credit Agreement specified in this Section 2 are hereby amended as set forth below to delete the stricken text in red (indicated in the same manner as the following example: ~~stricken text~~) and to add the double-underlined text in blue (indicated in the same manner as the following example: double-underlined text).

(a)Section 1.01 of the Existing Credit Agreement is amended to amend the defined terms specified in clauses (i) to (iii) of this clause (a) in the manner set forth below:
(i)“City Council Authorization” means the authorization of the City Council in Resolution number R-22-115~~R-20-226~~ granted to the Borrower issued on and effective as of February 17, 2022~~July 16, 2020~~, which authorization provides that it is effective through December 31, 2023~~July 14, 2022~~, as amended, extended, supplemented, replaced or renewed from time to time to authorize the Borrower’s incurrence of long-term indebtedness.
(ii)“FERC Authorization” means, the authorization of the Federal Energy Regulatory Commission granted to the Borrower in Docket Number ES23-32-000~~ES20-37-000~~ issued ~~June 29, 2020~~ on and effective as of April 14, 2023, which authorization provides that it is effective through April 13, 2025.
(iii)“Maturity Date” means June 3, 2024~~May 31, 2023~~ (except that, if such date is not a Business Day, the Maturity Date shall be the immediately preceding Business Day).
(b)Section 2.06 of the Existing Credit Agreement is amended in the manner set forth below:
The Borrower shall pay interest on the unpaid principal amount of each Term Loan made by each Lender from the Restatement Effective Date until such principal amount shall be paid in full, at a rate equal to 2.50% per annum (subject to the following sentence, the “Fixed Rate”), payable quarterly on the last day of each March, June, September and December, starting with the quarter ending December 31, 2021, and on the date such Term Loan shall be paid in full. Effective as of May 31, 2023, the Fixed Rate shall increase to 6.25% per annum.
3.Incremental Term Loan.
(a)Each Lender party hereto severally agrees, on the terms and conditions hereinafter set forth, to make a single incremental term loan to the Borrower on the Effective Date in an aggregate amount not to exceed the amount set forth opposite such Lender’s name on Schedule I hereto (such Lender’s “Incremental Commitment”). When made, each such term loan (each, an “Incremental Term Loan”) shall be deemed to have been made as part of a single “Borrowing” under the Existing Credit Agreement, as amended by this Amendment (the Existing Credit Agreement, as so amended, the “Credit Agreement”), and shall be aggregated with the original Term Loan (as defined in the Existing Credit Agreement and herein referred to as the “Original Term Loan”).

Thereafter references to the “Term Loan” in the Credit Agreement and the other Loan Documents shall be deemed to refer collectively to the Original Term Loan and each Incremental Term Loan in the aggregate principal amount of Eighty-Five Million Dollars ($85,000,000), and each Lender shall have all rights and privileges with respect to its Incremental Term Loan as if such Incremental Term Loan were made under the Credit Agreement, in each case, except that interest on the Incremental Term Loans shall accrue from and including the date on which the respective Incremental Term Loan was made.
(b)Incremental Term Loans borrowed under Section 3(a) of this Amendment and repaid or prepaid may not be reborrowed.
(c)The provisions of Schedule II to this Amendment shall apply to the making of the Incremental Term Loans.
(d)The Incremental Commitments shall automatically and permanently terminate on the Effective Date upon the funding of the Incremental Term Loans.
4.Conditions Precedent. The effectiveness of this Amendment, including the amendments in Section 2 above and the obligation of each Lender to make its Incremental Term Loan on the terms contemplated in Section 3 above, is subject to satisfaction of each of the following conditions precedent on or before the date on which the Incremental Term Loans are made, and the date of such effectiveness shall be the “Effective Date”:
(a)The Administrative Agent shall have received the following on or before the Effective Date, each dated such date, in form and substance satisfactory to the Administrative Agent and (except for the notes described in subparagraph (i) below and the ITL Fee Letter defined in subparagraph (v) below) with one copy for each Lender:
(i)(A) This Amendment, duly executed by each of the parties hereto, and (B) a promissory note payable to the order of each Lender that requests one pursuant to Section 2.12 of the Credit Agreement, duly completed and executed by the Borrower;
(ii)Certified copies of the resolutions of the governing body of the Borrower authorizing the execution, delivery and performance of this Amendment, and of all documents evidencing other necessary limited liability company action with respect to this Amendment;
(iii)A certificate of the Secretary or an Assistant Secretary of the Borrower certifying (A) the names and true signatures of the officers of the Borrower authorized to sign this Amendment and the other documents to be delivered hereunder; (B) that attached thereto are true and correct copies of the organizational documents of the Borrower, in each case as in effect on the Effective Date; and (C) that attached thereto are true and correct copies of all governmental and regulatory authorizations and approvals (if any) required for the due execution, delivery and performance by the Borrower of this Amendment;
(iv)One or more favorable opinions of counsel (including special New York and Texas counsel) for the Borrower in form and substance satisfactory to the Administrative Agent;
(v)The Incremental Term Loan Fee Letter dated May 31, 2023 (the “ITL Fee Letter”) between the Borrower and Bank of America, N.A. duly executed by each of the parties thereto;
(vi)All documentation and information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the Patriot Act, to the extent such documentation or information is requested by the Administrative Agent on behalf of the Lenders prior to the Effective Date; and
(b)The Administrative Agent shall have received the fees payable pursuant to the ITL Fee Letter.
(c)The Administrative Agent shall have received from the Borrower an ITL Notice of Borrowing (as defined on Schedule II to this Amendment) requesting the Incremental Term Loans as required by subsection (a) of Schedule II to this Amendment.
(d)The following statements shall be true (and each of the giving of the ITL Notice of Borrowing (as defined on Schedule II to this Amendment) and the acceptance by the Borrower of any proceeds of a Borrowing of Incremental Term Loans shall constitute a representation and warranty by the Borrower that on the Effective Date such statements are true):
(i)The representations and warranties contained in Section 4.01 (excluding those contained in the last sentence of subsection (e) and in subsections (f) and (n) thereof) of the Credit Agreement (with each reference therein to “this Agreement”, “hereunder” and words of like import referring to the Existing Credit Agreement being deemed to be a reference to the Credit Agreement and each reference therein to one or more “Loan Documents” and words of like import being deemed to be a reference that includes this Amendment and the Credit Agreement) are true and correct on and as of the Effective Date, before and after giving effect to the making of the Incremental Term Loans and to the application of the proceeds therefrom, as though made on and as of such date;
(ii)Such Incremental Term Loans are being made in accordance with the terms and conditions of the City Council Authorization and the FERC Authorization; and

(iii)No event has occurred and is continuing, or would result from the making of the Incremental Term Loans or from the application of the proceeds therefrom, that constitutes an Event of Default or would constitute an Event of Default with notice or lapse of time or both.
(e)The Administrative Agent shall have received such other certifications, opinions, financial or other information, approvals and documents as the Administrative Agent or any Lender may reasonably request through the Administrative Agent.
5.Miscellaneous.
(a) On and after the Effective Date, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof”, “herein” or words of like import referring to the Credit Agreement, and each reference in the other Loan Documents to the “Credit Agreement”, “thereunder”, “thereof” or words of like import referring to the Credit Agreement shall mean and be a reference to the Existing Credit Agreement as amended by this Amendment. For all purposes of the Credit Agreement and the other Loan Documents, this Amendment and the ITL Fee Letter shall each constitute a “Loan Document”.
(b)Except as specifically provided by this Amendment, the Credit Agreement and the other Loan Documents shall remain in full force and effect and are hereby ratified and confirmed by all of the parties hereto.
(c)The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of any Lender or the Administrative Agent under any of the Loan Documents, nor constitute a waiver of any provision of any of the Loan Documents.
(d)The Borrower agrees to pay on demand all reasonable out-of-pocket costs and expenses incurred by the Administrative Agent in connection with the preparation, execution and delivery of this Amendment and the other documents to be delivered hereunder, including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for the Administrative Agent with respect thereto and with respect to advising the Administrative Agent as to their rights and responsibilities under this Amendment. The Borrower further agrees to pay on demand all reasonable out-of-pocket costs and expenses, if any (including, without limitation, reasonable counsel fees and expenses of counsel), incurred by the Administrative Agent and the Lenders in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of this Amendment, the Credit Agreement and any other documents to be delivered hereunder, including, without limitation, counsel fees and expenses in connection with the enforcement of rights under this clause.
(e)THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(f)This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page of this Amendment by facsimile or in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Amendment. The words “execution,” “signed,” “signature,” and words of like import in this Amendment and any certificate or other instrument delivered pursuant to this Amendment, shall be deemed to include electronic signatures or electronic records, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in all applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act. In addition, if any Lender or the Administrative Agent reasonably requests that any party hereto manually execute this Amendment, or any certificate or instrument delivered in connection herewith, that has not been manually executed by such party, such party shall provide a manually executed original to the party making such request promptly following such request.

[Remainder of this page intentionally left blank]

    IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized, as of the date first above written.

ENTERGY NEW ORLEANS, LLC

By: /s/ Kevin J. Marino
Name:    Kevin J. Marino
Title:    Assistant Treasurer

BANK OF AMERICA, N.A.,
    as Administrative Agent

By: /s/ Jacqueline G. Margetis
Name:    Jacqueline G. Margetis
Title:    Director

BANK OF AMERICA, N.A.,
    as Lender

By: /s/ Jacqueline G. Margetis
Name:    Jacqueline G. Margetis
Title:    Director
[First Amendment to Credit Agreement – Entergy New Orleans, LLC (2023)]

SCHEDULE I

INCREMENTAL COMMITMENT SCHEDULE

Name of Lender	Incremental Commitment Amount

Bank of America, N.A.	$15,000,000.00
TOTAL	$15,000,000.00

Schedule-I-1

SCHEDULE II

MAKING THE INCREMENTAL TERM LOANS
(a)    The Borrowing of the Incremental Term Loan under Section 3 of this Amendment shall be made on notice, given not later than 9:00 A.M. (New York City time) on the date of the proposed Borrowing, by the Borrower to the Administrative Agent, which shall give to each Lender prompt notice thereof. Such notice of a Borrowing (a “ITL Notice of Borrowing”) shall be transmitted by facsimile or email in substantially the form of Exhibit A to this Amendment, specifying therein the requested (A) date of such Borrowing, (B) aggregate amount of such Borrowing and (C) wire instructions of the Borrower. Each Lender shall, before (x) 11:00 A.M. (New York City time) on the date of the Borrowing make available for the account of its Lending Office to the Administrative Agent at its address referred to in Section 8.02 of the Credit Agreement, in same day funds, such Lender’s ratable portion of such Borrowing. After the Administrative Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Schedule III to this Amendment, the Administrative Agent will make such funds available to the Borrower at the Administrative Agent’s aforesaid address.
(b)    Each ITL Notice of Borrowing shall be irrevocable and binding on the Borrower. The Borrower shall indemnify each Lender against any loss, cost or expense incurred by such Lender as a result of any failure to fulfill on or before the date specified in such ITL Notice of Borrowing for such Borrowing the applicable conditions set forth in Schedule III to this Amendment, including, without limitation, any loss, cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired, or the termination of swaps or other hedging arrangements with respect to the interest rate risks associated with respect to the funds acquired by such Lender to fund the Incremental Term Loan to be made by such Lender as part of such Borrowing, when such Incremental Term Loan, as a result of such failure, is not made on such date.
(c)    Unless the Administrative Agent shall have received notice from a Lender prior to the time of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s ratable portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with subsection (a) of this Schedule II and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made such ratable portion available to the Administrative Agent, such Lender and the Borrower (following the Administrative Agent’s demand on such Lender for the corresponding amount) severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent, at (i) in the case of the Borrower, the interest rate applicable at the time to the Incremental Term Loans made in connection with such Borrowing and (ii) in the case of such Lender, the Federal Funds Rate. If such Lender shall repay to the Administrative Agent such corresponding amount, such amount so repaid shall constitute such Lender’s Incremental Term Loan as part of such Borrowing for purposes of the Credit Agreement.
Schedule-II-1

(d)    The failure of any Lender to make the Incremental Term Loan to be made by it as part of the Borrowing on the Effective Date shall not relieve any other Lender of its obligation, if any, hereunder to make its Incremental Term Loan on the Effective Date, but no Lender shall be responsible for the failure of any other Lender to make the Incremental Term Loan to be made by such other Lender on the Effective Date.
Schedule-II-2

EXHIBIT A

FORM OF ITL NOTICE OF BORROWING
[Date]

Bank of America, N.A., as Administrative Agent
    for the Lenders party
    to the Credit Agreement
    referred to below
Bank of America Tower - Charlotte
620 S TRYON ST
CHARLOTTE, NC, 28255
NC1-030-24-02
Attention: Bank Loan Syndications
Fax: (704) 409-0486
jacqueline.margetis@bofa.com

    Re: Notice of Borrowing for Entergy New Orleans, LLC for Incremental Term Loans

Ladies and Gentlemen:

The undersigned, Entergy New Orleans, LLC, refers to the Amended and Restated Term Loan Credit Agreement, dated as of November 9, 2021 as amended by the First Amendment to Credit Agreement dated as of May 31, 2023 (the “Amendment”) (as further amended, supplemented or modified as of the date hereof, the “Credit Agreement” with the terms defined therein being used herein as defined in the Amendment unless otherwise defined herein), among the undersigned, certain Lenders parties thereto and Bank of America, N.A., as Administrative Agent for said Lenders, and hereby gives you notice, irrevocably, pursuant to Section 3(c) and Schedule II of the Amendment that the undersigned hereby requests a Borrowing under the Amendment, and in that connection sets forth below the information relating to such Borrowing (the “Proposed Borrowing”) as required by Section 3(c) and Schedule II of the Amendment:
(i)The Business Day of the Proposed Borrowing is May 31, 2023.
(ii)The aggregate amount of the Proposed Borrowing is $15,000,000.
(iii)Wire instructions:
Bank: [●]
ABA #: [●]
Acct. #: [●]
Acct. Name: [●]
The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Proposed Borrowing:
(A)the representations and warranties contained in Section 4.01 (excluding those contained in the last sentence of subsection (e) and in subsections (f) and (n)
Exhibit A-1

thereof) of the Credit Agreement (with each reference therein to “this Agreement”, “hereunder” and words of like import referring to the Existing Credit Agreement being deemed to be a reference to the Credit Agreement and each reference therein to one or more “Loan Documents” and words of like import being deemed to be a reference that includes this Amendment and the Credit Agreement) are true and correct, before and after giving effect to the Proposed Borrowing and to the application of the proceeds therefrom, as though made on and as of such date;
(B)the Proposed Borrowing is being made in accordance with the terms and conditions of the City Council Authorization and the FERC Authorization; and
(C)no event has occurred and is continuing, or would result from such Proposed Borrowing or from the application of the proceeds therefrom, that constitutes an Event of Default or would constitute an Event of Default with notice or lapse of time or both.
The undersigned indemnifies each Lender against any loss, cost or expense incurred by such Lender as a result of any failure to fulfill, on or before the date specified in clause (i), the applicable conditions set forth in Section 4 of the Amendment, including, without limitation, any loss, cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired, or the termination of swaps or other hedging arrangements with respect to the interest rate risks associated with respect to the funds acquired by such Lender to fund the loan to be made by such Lender as part of such Borrowing, when such loan, as a result of such failure, is not made on such date.

Very truly yours,

ENTERGY NEW ORLEANS, LLC

By: _______________________________
Name:
Title:

Exhibit A-2